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                                                                     EXHIBIT 2.1





                          PLAN AND AGREEMENT OF MERGER

                                      DATED

                                 MARCH 14, 2000

                                      AMONG

                                 LHS GROUP INC.,

                                 SEMA GROUP PLC

                                       AND

                           SG ACQUISITION CORPORATION




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                          PLAN AND AGREEMENT OF MERGER


                  This is a Plan and Agreement of Merger dated March 14, 2000, among LHS Group Inc. (the "Company"), a Delaware corporation, Sema Group plc ("Sema"), an English company, and SG Acquisition Corporation ("Acquisition"), a Delaware corporation, relating to a merger (the "Merger") of Acquisition into the Company.

                                   ARTICLE I

                      MERGER OF ACQUISITION AND THE COMPANY

         1.1 The Merger. In the Merger, Acquisition will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition will terminate, and Acquisition's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

         1.2 Certificate of Incorporation. From the Effective Time (described in Paragraph 2.3) until subsequently amended, the Certificate of Incorporation of Acquisition immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, except that the Merger will have the effect of amending the Certificate of Incorporation so that (i) the name of the Surviving Corporation will be as determined by Sema and set forth in the Certificate of Merger described in Paragraph 2.2 and (ii) the authorized capital stock of the Surviving Corporation will be 110,000,000 shares, of which 10,000,000 shares will be Company Common Stock and 100,000,000 shares will be Class B Common Stock, par value $.01 per share (which


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will be a separate class from the Company Common Stock, but will vote together with the Company Common Stock on all matters, as though they were shares of the same class, except that the Class B Common Stock will entitle the holders to ten votes per share of Class B Common Stock). That Certificate of Incorporation, separate and apart from this Agreement, may be certified after the Merger as the Certificate of Incorporation of the Surviving Corporation.

         1.3 By-Laws. From the Effective Time until subsequently amended, the By-Laws of Acquisition immediately before the Effective Time will be the By-Laws of the Surviving Corporation.

         1.4 Directors. The directors of Acquisition immediately before the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation.

         1.5 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Surviving Corporation.

         1.6 Stock of the Company. (a) Except as provided in subparagraphs (b),
(c), (d) and (e), at the Effective Time, each share of Common Stock of the Company ("Company Common Stock"), par value $ .01 per share, which is outstanding immediately before the Effective Time, other than shares held by the persons listed on Schedule 1.6 (the "Large German Stockholders"), will be converted into and become the right to receive the number of American Depositary Shares ("Sema ADS's") which represent the right to receive 2.6 ordinary shares of Sema ("Sema Ordinary Shares"), nominal value (pound)0.10 per share (the "Merger Consideration"), except to the extent that, by reason of an arrangement under Paragraph 1.9(d), Sema issues Sema Ordinary Shares to particular Company Stockholders instead of Sema ADS's. Sema will pay all costs (including the fees and expenses of the Depositary described in Paragraph 1.9 and


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any United Kingdom stamp duty reserve tax or similar tax) associated with the creation of the Sema ADS's constituting the Merger Consideration and the delivery of American Depositary Receipts ("Sema ADR's") evidencing those Sema ADS's.

                  (b) At the Effective Time, in order to accommodate a request made by the Large German Stockholders, each share of Company Common Stock which is held by a Large German Stockholder immediately before the Effective Time will continue to be outstanding, and will constitute one share of common stock of the Surviving Corporation, but will be subject to an Exchange Agreement dated the same date as this Agreement.

                  (c) Each share of Company Common Stock held in the treasury of the Company, or owned by Sema or by any direct or indirect wholly-owned subsidiary of the Company or Sema, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

                  (d) Subject to the other provisions of this Agreement (including Paragraph 4.2), if after the date of this Agreement, Sema splits, consolidates or reclassifies its Ordinary Shares, enters into a merger or other transaction, or makes a distribution to the holders of Sema Ordinary Shares of additional Sema Ordinary Shares or other securities or assets (other than payment by Sema of cash dividends), so that holders of record of Sema Ordinary Shares on a day before the Effective Time receive additional Sema Ordinary Shares or other securities, cash or assets, or a combination of them, instead of, or in addition to, the Sema Ordinary Shares as they exist on the date of this Agreement, the Merger Consideration will be converted into the securities, cash and other assets which a person who held 2.6 Sema Ordinary Shares at the date of this Agreement would have owned at the Effective Time or been entitled to receive after the Effective Time because of ownership of those Sema Ordinary Shares at and prior to the Effective Time if that person had retained the 2.6 Sema Ordinary Shares and had not disposed


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of anything the person received as a result of the split, share consolidation, share reclassification, merger or other transaction, or distribution (or ADS's representing some or all of those securities). The Merger Consideration will not be affected by the payment of cash dividends by Sema, including payment of the dividend with regard to Sema Ordinary Shares announced on February 17, 2000.

                  (e) The Merger Consideration will not include fractions of Sema ADS's. If any holder of Company Common Stock would be entitled to receive a fraction of a Sema ADS as a result of the Merger, the holder of Company Common Stock will receive, instead of that fraction of a Sema ADS, cash equal to (i) the fraction, times (ii) the number of Sema Ordinary Shares represented by a Sema ADS, times (iii) the Market Value of a Sema Ordinary Share on the Merger Date. For the purposes of this Agreement, the Market Value of a Sema Ordinary Share on a day will be the average of the closing price of a Sema Ordinary Share on The London Stock Exchange Limited (the "LSE") on each of the ten consecutive LSE trading days ending with, and including, the LSE trading day before that day.

         1.7 Stock of Acquisition. At the Effective Time, each share of stock of Acquisition ("Acquisition stock") which is outstanding immediately before the Effective Time will be converted into and become 100,000 shares of Class B Common Stock of the Surviving Corporation. At the Effective Time, a certificate which represented Acquisition stock will automatically become and be a certificate representing the number of shares of common stock of the Surviving Corporation into which the Acquisition stock represented by the certificate was converted.

         1.8 Dissenting Shares. (a) If holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, notwithstanding any provision of this Agreement to the contrary, Company Common Stock that is outstanding immediately prior to


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the Effective Time which is held by stockholders who have complied with Section
262 of the DGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the Merger) will not be converted into the right to receive the Merger Consideration. Instead, if the Merger takes place, the Surviving Corporation will pay the holders of those shares the fair value of the shares of Company Common Stock determined as provided in Section 262 of the DGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares of Company Common Stock determined under Section 262 of the DGCL will be deemed to have been converted, at the later of the Effective Time or the time they withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Consideration provided in Paragraph 1.6(a), without any interest.

                  (b) If holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, the Company will promptly give Sema (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Section 262 of the DGCL which the Company receives and (ii) the opportunity to control (but in consultation with the Company) all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Acquisition, voluntarily make any payment with respect to any demand for payment of the fair value of shares or settle or offer to settle any such demand.

         1.9 Distributions with Regard to Company Common Stock. (a) Prior to the Effective Time, Acquisition will designate a bank or trust company to act as Distributing Agent in connection with the Merger (the "Distributing Agent"). That designation will be subject to approval by the Company (which will not be unreasonably withheld). At the Effective Time, Sema will cause the Depositary to deliver to the Distributing Agent Sema ADR's evidencing the


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Sema ADS's, and any Sema Ordinary Shares, which will be distributed to holders of Company Common Stock under Paragraph 1.6(a) as a result of the Merger.

                  (b) Until they are distributed, the Sema Ordinary Shares represented by the Sema ADS's held by the Distributing Agent will be deemed to be outstanding, but the Distributing Agent will not vote those shares or exercise any rights of a shareholder with regard to them. If any dividends are paid with regard to Sema ADS's while they are held by the Distributing Agent, the Distributing Agent will hold the dividends, uninvested, until Sema ADS's are distributed to particular former holders of Company Common Stock, at which time the dividends which have been paid with regard to the Sema ADS's which are being distributed will be paid, without interest, to the persons to whom the Sema ADS's are being distributed.

                  (c) Promptly after the Effective Time, the Surviving Corporation will cause the Distributing Agent to mail to each person who was a record holder of Company Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Company Common Stock ("Certificates") in order to receive payment of the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the shares represented by the Certificate, and the Certificate will be cancelled. If the Merger Consideration is to be distributed to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will


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represent only the right to receive the Merger Consideration (and any dividends paid after the Effective Date with regard to Sema ADS's included in the Merger Consideration), without any interest.

                  (d) Sema will make arrangements prior to the Effective Time so that any stockholder of the Company can request that the Sema ADS's to which the stockholder is entitled as Merger Consideration be converted, before they are delivered to the stockholder, into Sema Ordinary Shares, or Sema will make other arrangements so those stockholders will receive Sema Ordinary Shares instead of Sema ADS's, and Sema will pay all costs associated with those conversions or other arrangements.

                  (e) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

                  (f) At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Distributing Agent to deliver to it any Sema ADS's which had been delivered to the Distributing Agent and have not been distributed by way of ADR's to former holders of Company Common Stock (including, without limitation, dividends received by the Distributing Agent in respect of Sema ADS's it was holding), and after the Sema ADS's have been delivered to the Surviving Corporation, the Surviving Corporation will hold the Sema ADS's and any related dividends for the benefit of the former stockholders of the Company and the former stockholders must look to the Surviving Corporation for those Sema ADS's and any related dividends. None of Sema, the Surviving Corporation or the Distributing Agent will be liable to any former stockholder of the Company for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.


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                  (g) If, after the Effective Time, Certificates are presented for transfer, other than by Large German Stockholders, they will be cancelled and treated as having been surrendered for the Merger Consideration.

         1.10 Options and Warrants. (a) At the Effective Time, each option or warrant issued by the Company which entitles the holder to acquire Company Common Stock and is outstanding at the Effective Time will become the right to receive, upon exercise, the Merger Consideration with regard to each share of Company Common Stock (which exercise price will be payable to Sema) as to which the option or warrant is exercised at the exercise price that would have been payable for each share of Company Common Stock, except that if the option or warrant specifically provides that upon exercise after a merger such as the Merger the holder of the option or warrant will be entitled to receive something other than what is paid or distributed as a result of the merger, the holder of the option or warrant will be entitled to receive upon exercise what is provided in the option or warrant. The Company and Sema agree to take all necessary steps to effectuate the foregoing provisions of this Section 1.10(a).

                  (b) Sema will file before the Merger Date (or if that is not permitted, promptly after the Merger Date) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") on Form S-8 relating to the Sema ADS's and Sema Ordinary Shares to be issued after the Effective Time upon exercise of options issued by the Company before the Effective Time under its stock option plans and will use its reasonable efforts to maintain the effectiveness of that registration statement (and maintain the current status of the prospectus or prospectuses in it) for so long as the options remain outstanding. That Registration Statement will include a prospectus relating to resales by persons who may be deemed to have been affiliates of the Company at the Effective Time of Sema ADS's and Sema Ordinary Shares they receive upon exercise of options issued by the Company before the Effective Time under its stock option plans.


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                  (c) The Company will take all necessary action under its
Employee Qualified Stock Purchase Plan ("ESPP") to provide that the offering period under the ESPP that commenced on January 1, 2000 will terminate on the last trading date prior to the Merger Date, and to cause shares of Company Common Stock to be purchased and allocated to participants with respect to that offering period prior to the Effective Time.

         1.11 Withholding. Sema and Acquisition may withhold from the Sema ADS's to be distributed as a result of the Merger to any holder of Company Common Stock a number of Sema ADS's with a Market Value equal to any amounts which Sema or Acquisition may be (or may reasonably believe it is) required to withhold under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of United States state or local, English, or other foreign tax law (or the Sema Ordinary Shares to which those Sema ADS's relate), and pay those amounts to the applicable taxing authorities. Any Sema ADS's (or Sema Ordinary Shares) which are withheld as permitted by this Paragraph will be deemed to have been issued to the holder of Company Common Stock with respect to whom they are withheld.

                                   ARTICLE II

                            EFFECTIVE TIME OF MERGER

         2.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be the first business day after the latest of (i) the day on which this Agreement is adopted and the Merger is approved by the holders of a majority of the outstanding shares of Company Common Stock, (ii) the day on which holders of a majority of the Sema Ordinary Shares which are voted at a duly convened meeting (x) authorize the acquisition of the Company, (y) increase Sema's authorized share capital at least to the extent necessary to permit issuance of the Sema Ordinary Shares which will be represented by the Sema ADS's constituting the Merger Consideration and (z) approve the allotment of the relevant Sema


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Ordinary Shares and (iii) the day on which all the other conditions set forth in
Article V (other than conditions which are contemplated to be satisfied on the Merger Date) have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Sema.

         2.2 Execution of Certificate of Merger. Not later than 3:00 P.M. on the day before the Merger Date, Acquisition and the Company will each execute a certificate of merger (the "Certificate of Merger") substantially in the form of
Schedule 2.2 and deliver it to Clifford Chance Rogers & Wells LLP for filing with the Secretary of State of Delaware. If all the conditions in Article V are satisfied or waived, Sema and the Company will cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.

         2.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. on the day when the Certificate of Merger is filed with the Secretary of State of Delaware (that being the "Effective Time").

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Company. The Company represents and warrants to Sema and Acquisition as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than adoption of this Agreement and approval of


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the Merger by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company's Board of Directors has determined that on the date of this Agreement the Merger is fair to the Company's stockholders and has voted to recommend to the Company's stockholders that they vote in favor of adopting this Agreement and approving the Merger.

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries, except violations, breaches or defaults which, in total, would not have a Material Adverse Effect upon the Company or the Surviving Corporation, would not require the Company or the Surviving Corporation to repay a material amount of debt and would not prevent or materially delay the Merger. As used in this Agreement, the term "Material Adverse Effect" on a company means a material adverse effect on (i) the consolidated financial position of that company and its subsidiaries taken as a whole or (ii) the consolidated results of operations of that company and its subsidiaries taken as a whole.

                  (d) Except as shown on Schedule 3.1-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than filings and expiration or termination of waiting periods under the HSR Act and under English, German and any other


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applicable competition laws, and filings in accordance with European Council
Regulation 2367/90, if it is applicable, are required to permit the Company to fulfill all its obligations under this Agreement.

                  (e) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state of the United States in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Company.

                  (f) The only authorized stock of the Company is 200,000,000 shares of Company Common Stock, and 225,000 shares of preferred stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 59,500,000 shares of Company Common Stock. All the outstanding shares of Company Common Stock have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Schedule 3.1-F, the Company does not have any outstanding options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

                  (g) Except as shown on Schedule 3.1-G, (i) each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) all the shares of stock owned by the Company or a subsidiary of each of the Company's subsidiaries which is a corporation are duly authorized, validly issued, fully paid and non-assessable and are not subject to any other person's preemptive rights, and (iii) neither the Company nor any of its


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subsidiaries has any outstanding options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

                  (h) Since May 17, 1997, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, statements, reports and documents it has been required to file under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules under them.

                  (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K") and its Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "September 10-Q") which the Company filed with the SEC, including the documents incorporated by reference in each of them, each contained all the material information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 1998 10-K all were prepared, and the financial information included in the September 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis (except that financial information included in the September 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed


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any reports with the SEC with regard to any period which ended, or any event which occurred, after September 30, 1999, other than a Current Report on Form 8-K filed on October 21, 1999. The Company's revenues and net income for the quarter ended December 31, 1999 and for the year ended December 31, 1999 were as stated in a press release issued by the Company on February 22, 2000. When the Company files its Annual Report on Form 10-K for the year ended December 31, 1999, it (including the documents incorporated by reference in it) will contain all the information required to be included in it and, when it is filed, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances in which they are made, not misleading.

                  (j) Since September 30, 1999, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to September 30, 1999, and (ii) nothing has occurred which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

                  (k) The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

                  (l) The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

                  (m) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.


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                  (n) Schedule 3.1-N is a complete list of all patents, patent applications, patent licenses, trademarks, trademark licenses, trade names and service marks which are material to the businesses of the Company and its subsidiaries taken as a whole. The Company and each subsidiary is entitled to use all the patents, trademarks, trade names and service marks which it uses in connection with its businesses, other than patents, trademarks, trade names and service marks which the Company and the subsidiaries could stop using without there being a Material Adverse Effect on the Company. Except as described on
Schedule 3.1-N, no executive officer of the Company has been informed of any claim, or is aware, that the Company or any of its subsidiaries is violating any patent, trademark or service mark, or unlawfully using any trade secret or other intellectual property, owned by any other person or that any of them is using any name which is confusingly similar to that of any other person. The transactions which are the subject of this Agreement will not result in the termination of, or otherwise require the consent of any party to, any patent license or trademark license listed on Schedule 3.1-N.

                  (o) The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns (as defined below) which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with U.S. GAAP on the balance sheet at September 30, 1999 included in the September 10-Q. Except as shown on Schedule 3.1-O, (i) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (ii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iii) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing


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of Taxes (other than agreements solely between the Company and its direct or indirect wholly owned subsidiaries or among direct or indirect wholly owned subsidiaries of the Company), (iv) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the United States Internal Revenue Code of 1986, as amended (the "Code") and (v) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                  (p) (i) The Company and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) except as shown on Schedule 3.1-P, neither the Company nor any subsidiary has received any written notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could result in material liability by the Company or a subsidiary under any Environmental Law and (iv) neither the Company nor any subsidiary is subject to any order of a court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any executive officer of the Company is aware, threatened against the Company. As used in this Agreement, the term "Environmental Law" means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

                  (q) Except as shown on Schedule 3.1-Q, neither the Company nor any subsidiary is a party to any suit or proceeding in any court, or by or before any governmental agency, nor has any executive officer of the Company been notified that any suit or proceeding is threatened against any of those entities, other than suits or proceedings in which the other party seeks only money damages of less than $5 million in each instance and less than $25 million as to all excluded suits and proceedings.

                  (r) Failures of items sold by the Company or its subsidiaries to have been Y2K Compliant will not result in liabilities or costs to the Company which, in aggregate, will have a Material Adverse Effect on the Company. For the purposes of this Agreement, items failed to be Y2K compliant if they did not function properly because they were not capable of recognizing that dates in the year 2000 are subsequent to December 31, 1999 or otherwise were not able to operate without being adversely affected by the change from the twentieth to the twenty-first century.

                  (s) Except as shown on Schedule 3.1-S, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

         3.2 Representations and Warranties of Sema and Acquisition. Each of Sema and Acquisition represents and warrants to the Company as follows:

                  (a) Sema is a company duly incorporated, validly existing and in good standing under the laws of England and Wales. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a wholly owned subsidiary of Sema.

                  (b) Each of Sema and Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of Sema and Acquisition to enter into this Agreement and carry out the transactions contemplated by it, other than the shareholders actions described in Paragraph 2.1. This Agreement has been duly executed by each of Sema and Acquisition and is a valid and binding agreement of each of Sema and Acquisition, enforceable against each of Sema and Acquisition in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Memorandum or Articles of Association of Sema, or the Certificate of Incorporation or By-Laws of Acquisition, any agreement or instrument to which either Sema or Acquisition or any other subsidiary of Sema is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Sema or any of its subsidiaries, including Acquisition, except violations or breaches of, or defaults under, agreements or instruments which, in total, would not have a Material Adverse Effect on Sema and would not prevent or materially delay the Merger.

                  (d) Except as shown on Schedule 3.2-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than filings under and the expiration or termination of waiting periods under the HSR Act and under English, German and any other applicable competition laws, and filings in accordance with European Council Regulation 2367/90, if it is applicable, are required to permit each of Sema and Acquisition to fulfill all its obligations under this Agreement.

                  (e) The only authorized share capital of Sema is 600,000,000 Sema Ordinary Shares. At the date of this Agreement, the only issued share capital of Sema is not more than 464,000,000 Sema Ordinary Shares. All the issued Sema Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as shown on Schedule 3.2-F, Sema does not have any outstanding options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Sema to issue or sell any of its stock. When Sema ADS's are issued as Merger Consideration, those Sema ADS's will be duly authorized and validly issued, and will entitle the holders to receive Sema Ordinary Shares which have been duly authorized and validly issued, are non-assessable, and are not subject to any pre-emptive rights. The only authorized stock of Acquisition is 1,000 shares of common stock, par value $1 per share, all of which will be issued and outstanding on the Merger Date.

                  (f) Except as shown on Schedule 3.2-G, (i) each of Sema's subsidiaries has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) all the shares owned by Sema or a subsidiary of each of Sema's subsidiaries which are corporations or otherwise issue shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any other person's preemptive rights, and (iii) neither Sema nor any of its subsidiaries has any outstanding options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Sema or any subsidiary to issue or sell any shares or other equity interests in any of Sema's subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to securities of any of Sema's subsidiaries.

                  (g) Since January 1, 1997, Sema has made all filings it has been required to make with the Registrar of Companies in England and Wales and the LSE. Each of those filings is complete in all material respects and none of those filings, when it was made, contained a misstatement of a material fact or omitted to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading.

                  (h) The draft dated March 6, 2000 of a Sema Registration Statement on Form 20-F (the "Sema Draft 20-F"), contained all the material information required to be included in a Registration Statement on Form 20-F relating to Sema (other than Exhibits and additional information which may be required to respond to comments from the staff of the Securities and Exchange Commission dated January 24, 2000) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading, except that Sema does not represent or warrant the accuracy of information about industries or markets in which Sema or its subsidiaries have activities or other information which does not relate to Sema or its subsidiaries. Without limiting what is said in the preceding sentence, the financial statements included in the Sema Draft 20-F all were prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP") applied on a consistent basis and present fairly the consolidated financial condition and the consolidated results of operations of Sema and its subsidiaries at the dates, and for the periods, to which they relate. Sema's consolidated revenues and net income for the year ended December 31, 1999 were as stated in a press release issued by Sema on February 17, 2000.

                  (i) Since June 30, 1999, (i) Sema and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to June 30, 1999, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on Sema.

                  (j) The assets of Sema and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted.

                  (k) Sema and each subsidiary is entitled to use all the patents, trademarks, trade names and service marks which it uses in connection with its businesses, other than patents, trademarks, trade names and service marks which Sema and the subsidiaries could stop using without there being a Material Adverse Effect on Sema. Except as described on Schedule 3.2-K, no executive officer of Sema has been informed of any claim, or is aware, that Sema or any of its subsidiaries is violating any patent, trademark or service mark, or unlawfully using any trade secret or other intellectual property, owned by any other person or that any of them is using any name which is confusingly similar to that of any other person. The transactions which are the subject of this Agreement will not result in the termination of, or otherwise require the consent of any party to, any patent license or trademark license which is material to Sema and its subsidiaries taken as a whole.

                  (l) Sema and its subsidiaries have at all times complied, and currently are complying, with all applicable English and other laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Sema.

                  (m) Sema and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Sema.

                  (n) Sema and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by Sema or the subsidiary and which have been adequately reserved against in accordance with UK GAAP on the balance sheet at June 30, 1999 included in the Sema Draft 20-F. Neither Sema nor any subsidiary has, to the extent it is subject to Section 999 of the Code, participated in or cooperated with an international boycott as that term is used in Section 999 of the Code in any respects which, in total, could reasonably be expected to have a Material Adverse Effect on Sema.

                  (o) (i) Sema and its subsidiaries have all material environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) except as shown on Schedule 3.2-O, neither Sema nor any subsidiary has received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither Sema nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by Sema or a subsidiary, and there was no condition on any property formerly owned or leased by Sema or a subsidiary while Sema or a subsidiary owned or leased that property, that could result in material liability by Sema or a subsidiary under any Environmental Law and (iv) neither Sema nor any subsidiary is subject to any order of a court or governmental agency requiring Sema or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law, other than orders with which Sema or its subsidiary can comply without there being a Material Adverse Effect on Sema, and no action or proceeding seeking such an order is pending or, insofar as any executive officer of Sema is aware, threatened against Sema or a subsidiary.

                  (p) Except as shown on Schedule 3.2-P, neither the Company nor any subsidiary is a party to any suit or proceeding in any court, or by or before any governmental agency, nor has any executive officer of Sema been notified that any suit or proceeding is threatened against any of those entities, other than suits or proceedings in which the other party seeks only money damages of less than $5 million in each instance and less than $25 million as to all excluded suits and proceedings.

                  (q) Failures of items sold by Sema or its subsidiaries to have been Y2K Compliant will not result in liabilities or costs to Sema or its subsidiaries which, in aggregate, will have a Material Adverse Effect on Sema.

         3.3 Termination of Representations and Warranties. The representations and warranties in this Agreement will terminate at the Effective Time, and none of the Company, Sema or Acquisition, nor any of their respective shareholders, will have any rights or claims as a result of any of those representations or warranties after the Effective Time.

                                   ARTICLE IV

                           ACTIONS PRIOR TO THE MERGER

         4.1 Company's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, the Company will, and will cause each of its subsidiaries to, except with the written consent of Sema, which will not be unreasonably withheld or delayed:

                  (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

                  (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

                  (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

                  (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at December 31, 1998 included in the 1998 10-K or reflected or described in the September 10-Q.

                  (e) Not enter into any contractual commitments involving capital expenditures (other than acquisitions of businesses permitted by subparagraph (j)) loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

                  (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company), except that the Company may (i) pay cash dividends in an amount per share of Company Common Stock equal to 2.6 times (as adjusted pursuant to Section 1.6(d)) the amount per Sema Ordinary Share of any dividend which Sema pays, before or after the Merger Date, to the persons who are holders of record of the Sema Ordinary Shares on a date between the date of this Agreement and the Merger Date (other than the dividend with regard to Sema Ordinary Shares announced on February 17, 2000 and payable to the holders of record of the Sema Ordinary Shares on June 5, 2000) and (ii) carry out provisions of stock options permitting "cashless exercises" of the stock options.

                  (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

                  (h) Maintain its books of account and records in the usual manner, in accordance with U.S. GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

                  (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

                  (j) Not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

                  (k) Not institute any litigation, other than in the ordinary course of business.

                  (l) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than employment agreements or salary increases entered into or given in the ordinary course of business which, except as shown on Schedule 4.1-L, are not with, or given to, people who are or become executive officers of the Company.

                  (m) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan, except that the Company may amend plans in order to make them comply with law or to implement changes which were approved before the date of this Agreement.

                  (n) Not amend its certificate of incorporation or by-laws.

                  (o) Not (i) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement or issued in accordance with this Agreement or in accordance with the Company's ESPP as in effect on the date of Agreement) or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock, except that the Company may, after consultation with Sema, grant options under the stock option plans which are in effect at the date of this Agreement entitling employees who are not executive officers of the Company on the date of this Agreement to purchase up to 300,000 shares of Company Common Stock, each of which options (x) will have an exercise price which is not less than the mean of the high and low sale price of Company Common Stock reported on the Nasdaq National Market on the day the option is granted and (y) will not become exercisable until at least one year after the day the option is granted.

                  (p) Not knowingly take any action that would prevent the Merger from qualifying as a "reorganization" under Section 368 of the Code.

                  (q) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (p) above.

         4.2 Sema's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, Sema will, and will cause each of its subsidiaries to, except with the written consent of the Company, which will not be unreasonably withheld or delayed:

                  (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

                  (b) Take all reasonable steps available to it to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

                  (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

                  (d) Maintain its books of account and records in the usual manner, in accordance with UK GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

                  (e) Comply in all material respects with all applicable laws and regulations of governmental agencies.

                  (f) Not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business or as otherwise permitted by this Paragraph 4.2.

                  (g) Not sell or issue Sema Ordinary Shares (other than upon exercise of options or warrants which are outstanding on the date of this Agreement) for a sale price which is less than 90% of the closing price of the Sema Ordinary Shares on the LSE on the last LSE trading day before the day of the sale.

                  (h) Not purchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock, other than through exercise of an option granted in a Stock Option Agreement dated the same date as this Agreement between the Company and Sema.

                  (i) Not knowingly take any action that would prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

                  (j) Not do anything within its control which is reasonably likely to delay the Merger by more than ten business days.

                  (k) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (j) above.

         4.3 Competition Law Filings. (a) The Company and Sema will each make as promptly as practicable the filing it is required to make under the HSR Act and any other applicable competition laws with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice and any other applicable governmental authorities) to cause the waiting periods required by the HSR Act and any other applicable competition laws to be terminated or to expire as promptly as practicable. The Company and Sema will each provide information and cooperate in all other respects to assist the other of them in making its filings under the HSR Act and any other applicable competition laws.

                  (b) If Sema notifies the Merger to the U.K. Office of Fair Trading, Sema will use its best efforts to obtain as promptly as practicable written confirmation that the Secretary of State for Trade and Industry (the "Secretary") does not intend to refer the Merger or any other transaction contemplated by this Agreement to the Competition Commission or, if the Secretary does make such a reference, to cause the Secretary to confirm in writing as promptly as practicable that it is his intention to permit the Merger and the other transactions contemplated by this Agreement to proceed. Nothing in this subparagraph will, however, require Sema to agree to dispose of or discontinue any business. If Sema decides to notify the Merger to the Office of Fair Trading, the Company will cooperate in all reasonable ways, including providing all required information about itself and its subsidiaries, to assist Sema with regard to the notification and any subsequent proceedings resulting from it.

                  (c) Sema will give by the required date the notification to the European Commission, if any, required under Council Regulation 2367/90 with regard to the transactions which are the subject of this Agreement and will take all reasonable steps within its control (including providing information to the European Commission) to cause the European Commission to render a favorable decision (and in any event not to institute proceedings) with regard to the Merger. Nothing in this subparagraph will, however, require Sema to agree to dispose of or discontinue any business.

         4.4 Shareholders' Meetings. Each of Sema and the Company will take all action which is necessary to convene a meeting of its shareholders (a "Merger Shareholders Meeting") as soon as practicable at which they will, among other things, vote upon the Merger. The proxy statement distributed by the Company, and the circular distributed by Sema, with respect to its Merger Shareholders Meeting will include the recommendation of its Board of Directors that its shareholders vote in favor of approval of the Merger and of any related matters, unless the Board of Directors of Sema or the Company determines in good faith, after consultation with its counsel about the nature of the directors' fiduciary duties, that it is required by its fiduciary duties to state that it no longer recommends that the stockholders of Sema or the Company, as the case may be, vote in favor of approval of the Merger and any related matters. Except as provided in the preceding sentence, each of Sema and the Company will use all commercially reasonable efforts to solicit from its shareholders votes in favor of adoption and approval of the Merger and any related matters.

         4.5 Registration Statement and Proxy Statement. (a) Sema will prepare and file with the SEC as soon as practicable after the date of this Agreement a registration statement on Form F-4 relating to the Sema ADS's to be issued as a result of the Merger (the "Sema Registration Statement") and (together with the Depositary) a registration statement on Form F-6 (the ""Form F-6") relating to the Sema ADS's. The Sema Registration Statement will include a proxy statement (the "Proxy Statement/Prospectus") of the Company relating to its Merger Shareholders Meeting. Sema and the Company will cooperate to provide all information which is required to be included in the Sema Registration Statement or in the Proxy Statement/Prospectus in a timely manner so the Sema Registration Statement can be filed with the SEC as soon as reasonably practicable. Sema will cause the Sema Registration Statement and the Form F-6, and the Company will cause the Proxy Statement/Prospectus, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules under them. Sema will use its best efforts, and the Company will cooperate with Sema, to cause the Sema Registration Statement and the Form F-6 to be declared effective by the SEC as promptly as practicable after it is filed (including without limitation, responding to any comments received from the staff of the SEC with respect to the Sema Registration Statement or the Proxy Statement/Prospectus) and to keep the Sema Registration Statement and the Form F-6 effective as long as is necessary to consummate the Merger. Each of Sema and the Company will, as promptly as practicable, provide to the other of them copies of any written comments received from the SEC with regard to the Sema Registration Statement or the Proxy Statement/Prospectus and will advise the other of them of any comments with respect to the Sema Registration Statement or the Proxy Statement/Prospectus which are received orally from the staff of the SEC. Sema will use its best efforts to obtain, prior to the effective date of the Sema Registration Statement, any qualifications, permits or approvals which are necessary under any state securities laws in order to carry out the Merger.

                  (b) Sema will prepare and lodge with the LSE as soon as practicable after the date of this Agreement a circular relating to the vote of Sema's shareholders with regard to the acquisition of the Company and the authorization of the Sema Ordinary Shares to be issued as a result of the Merger (the "Circular"), and Sema will use all reasonable efforts to cause the Circular to be approved as promptly as practicable.

                  (c) Sema and Acquisition each represents and warrants to the Company, and the Company represents and warrants to Sema, that none of the information supplied by it for inclusion, or included in a document filed by it which is incorporated by reference, in the Sema Registration Statement, the Proxy Statement/Prospectus or the Circular will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time before the Merger Shareholders Meetings, an event occurs with respect to the Company or any of its subsidiaries, or with respect to Sema or any of its subsidiaries, which is required to be described in the Sema Registration Statement, the Proxy Statement/Prospectus or the Circular, Sema will amend or supplement the Sema Registration Statement, the Proxy Statement/Prospectus or the Circular as promptly as practicable and, if required by law, by the staff of the SEC or by the LSE, the Company will distribute the amendment or supplement to the Proxy Statement/Prospectus to the Company's stockholders or Sema will distribute the amendment or supplement to the Circular to its shareholders. Neither Sema nor the Company will make any amendment or supplement to the Sema Registration Statement or the Proxy Statement/Prospectus without the approval of the other of them, which approval will not be unreasonably withheld (and will under no circumstances be withheld to the extent the amendment or supplement is required to cause the Sema Registration Statement or the Proxy Statement/Prospectus to comply with applicable law).

                  (d) The Company and Sema each will cause its Merger Shareholders Meeting to be held not later than 45 days after the day on which the Sema Registration Statement becomes effective.

                  (e) The Company's Board of Directors will not take any action, other than causing the Company to terminate this Agreement if it is entitled to do so under Article VI, which prevents the Company's stockholders from voting upon the Merger, and Sema's Board of Directors will not take any action, other than causing Sema to terminate this Agreement if it is entitled to do so under
Article VI, which prevents Sema's shareholders from voting upon the Merger.

         4.6 No Solicitation of Offers; Notice of Proposals from Others. (a) The Company will not, and will not authorize or permit its, or any of its subsidiaries', officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any discussion, negotiation or inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of, or tender offer for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being an "Acquisition Proposal").

                  (b) Subparagraph (a) will not prevent the Company from, in response to an Acquisition Proposal which the Company receives despite complying with subparagraph (a) and which the Company's Board of Directors determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which would be more favorable to the Company's stockholders than the Merger, furnishing non-public information (after receipt of an appropriate Confidentiality Agreement) to the person, entity or group (the "Potential Acquiror") which makes the Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

                  (c) Subparagraph (a) will not prevent the Company from complying with Rule 14e-2(a) under the Exchange Act.

                  (d) If the Company receives an Acquisition Proposal, or the Company learns that someone intends to solicit tenders of Company Common Stock or otherwise proposes to acquire the Company or a significant portion of its equity securities or its and its subsidiaries' assets if the Company's stockholders do not approve the Merger, the Company will promptly notify Sema of that fact and provide Sema with all information in the Company's possession which Sema reasonably requests regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide Sema with any additional information the Company obtains regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction.

                  (e) Without limiting what is said in Subparagraph (d), if the Company's Board of Directors makes a determination described in Subparagraph (b) and decides to furnish non-public information to a Potential Acquiror, the Company will promptly (and in any event within 2 business days) notify Sema of that decision.

         4.7 Sema's and Acquisition's Efforts to Fulfill Conditions and Cause the Merger to Take Place. Sema and Acquisition each will use its best efforts
(i) to cause all the conditions set forth in Paragraph 5.1 to be fulfilled on or before the Merger Date and (ii) to cause the Merger to take place as promptly as practicable, and in any event on or before September 30, 2000.

         4.8 Company's Efforts to Fulfill Conditions and Cause the Merger to Take Place. The Company will use its best efforts (i) to cause all the conditions set forth in Paragraph 5.2 to be fulfilled on or before the Merger Date and (ii) to cause the Merger to take place as promptly as practicable, and in any event on or before September 30, 2000.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

         5.1 Conditions to the Company's Obligations. The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):

                  (a) The representations and warranties of Sema and Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all respects on the Merger Date (except that representations and warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period) with the same effect as though made on that date (except (i) to the extent of failures of representations and warranties to be correct (without taking account of any limitation in a representation and warranty as to materiality or absence of a Material Adverse Effect) which do not in total have, and are not reasonably likely to have in total, a Material Adverse Effect after the Merger on Sema, and (ii) to the extent the representations and warranties are not true and correct at the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger) and Sema will have delivered to the Company a certificate dated that date and signed by the principal executive officer or the principal financial officer of Sema to that effect.

                  (b) Sema and Acquisition will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date.

                  (c) Any waiting periods under the HSR Act, any applicable English or European Union competition laws, and any other applicable competition laws will have expired or been terminated.

                  (d) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement

                  (e) The Merger will have been approved by the holders of a majority of the outstanding shares of Company Common Stock.

                  (f) The Sema Ordinary Shares which will be issued as a result of the Merger will have been authorized for listing on the LSE and the Bourse in Paris, and the Sema ADS's which will be issued as a result of the Merger will have been authorized for listing on the New York Stock Exchange or will be eligible for quotation on the Nasdaq National Market.

                  (g) The Registration Statement will have become effective under the Securities Act, no stop order relating to the Registration Statement will have been entered, and no proceeding seeking a stop order relating to the Registration Statement will be pending.

                  (h) Sema will not have amended its Memorandum of Association or Articles of Association, except as contemplated by this Agreement.

                  (i) Sema will not have split, combined or reclassified its issued shares.

                  (j) Two persons designated by the Board of Directors of the Company will have been elected to the Board of Directors of Sema, effective upon completion of the Merger.

                  (k) The Company will have received an opinion of Alston & Bird LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that Sema, Acquisition and the Company each will be a party to a reorganization within the meaning of Section 368(b) of the Code.

                  (l) The Merger Date will be not later than September 30, 2000.

         5.2 Conditions to Sema's and Acquisition's Obligations. The obligations of Sema and Acquisition to complete the Merger are subject to the following conditions (any or all of which may be waived by Sema):

                  (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all respects on the Merger Date (except that representations and warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period) with the same effect as though made on that date (except (i) to the extent of failures of representations and warranties to be correct (without taking account of any limitation in a representation and warranty as to materiality or absence of a Material Adverse Effect) which do not in total have, and are not reasonably likely to have in total, a Material Adverse Effect after the Merger on the Surviving Corporation or Sema, or (ii) to the extent the representations and warranties are not true and correct at the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger) and the Company will have delivered to Sema a certificate dated that date and signed by the principal executive officer or the principal financial officer of the Company to that effect.

                  (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

                  (c) Any waiting periods under the HSR Act, any applicable English or European Union competition laws or any other applicable competition laws will have expired or been terminated.

                  (d) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Sema or Acquisition from completing the transactions which are the subject of this Agreement, and no action will be pending against the Company, Sema or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages or other relief against the Company, Sema or Acquisition which would have a Material Adverse Effect after the Merger on the Surviving Corporation or Sema.

                  (e) The acquisition of the Company, the increase in Sema's authorized share capital which is necessary to permit the Merger Consideration to be issued and the allotment of the relevant Sema Ordinary Shares will have been approved by the holders of at least a majority of the Sema Ordinary Shares which are voted at a duly convened meeting.

                  (f) If holders of Company Common Stock are entitled to seek dissenters' appraisal rights under Section 262 of the DGCL, the shares of Company Common Stock as to which holders give timely and proper notice of intention to exercise dissenters' appraisal rights will not exceed 5% of the outstanding shares of Company Common Stock.

                  (g) If the Merger requires consent of H.M. Treasury, that consent will have been obtained.

                  (h) The Sema Ordinary Shares which will be issued as a result of the Merger will have been authorized for listing on the LSE and the Bourse in Paris, and the Sema ADS's which will be issued as a result of the Merger will have been authorized for listing on the New York Stock Exchange or will be eligible for quotation on the Nasdaq National Market.

                  (i) The Registration Statement will have become effective under the Securities Act, no stop order relating to the Registration Statement will have been entered, and no proceeding seeking a stop order relating to the Registration Statement will be pending.

                  (j) The Merger Date will not be later than September 30, 2000.

                                   ARTICLE VI

                                   TERMINATION

         6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's or Sema's shareholders have approved the Merger):

                  (a) By mutual written consent of the Company and Sema.

                  (b) By the Company if (i) it is determined that the representations and warranties of Sema and Acquisition contained in this Agreement were not complete and accurate in all respects on the date of this Agreement, except to the extent of failures of representations and warranties to have been correct (without taking account of any limitation in a representation and warranty as to materiality or absence of a Material Adverse Effect) which do not in total have, and are not reasonably likely to have in total, a Material Adverse Effect on Sema or to the extent the representations and warranties are not true and correct at the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger, (ii) the Company's stockholders fail to approve the merger at the Company's Merger Shareholders Meeting or (iii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Company on or before the Merger Date.

                  (c) By Sema if (i) it is determined that the representations and warranties of the Company contained in this Agreement were not complete and accurate in all respects on the date of this Agreement, except to the extent of failures of representations and warranties to have been correct (without taking account of any limitation in a representation and warranty as to materiality or absence of a Material Adverse Effect) which do not in total have, and are not reasonably likely to have in total, a Material Adverse Effect on the Company, the Surviving Corporation or Sema, or to the extent the representations and warranties are not true and correct at the Merger Date because of occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger, (ii) Sema's shareholders fail to approve the Merger at Sema's Merger Shareholders Meeting or (iii) any of the conditions in Paragraph 5.2 is not satisfied or waived by Sema on or before the Merger Date.

                  (d) By either party if the Merger Date is not on or before September 30, 2000.

         6.2 Manner of Terminating Agreement If at any time the Company or Sema has the right under Paragraph 6.1 to terminate this Agreement, except as otherwise specifically provided in Paragraph 6.1, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement.

         6.3 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than their obligations under Paragraph 8.1. Nothing in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                  ARTICLE VII

                               ABSENCE OF BROKERS

         7.1 Representations and Warranties Regarding Brokers and Others. The Company and Acquisition each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Deutsche Bank acted as a financial advisor to Sema and Acquisition and Goldman Sachs & Co. acted as a financial advisor to the Company. Sema will pay all the fees and other charges of Deutsche Bank and the Company will pay all the fees and other charges of Goldman Sachs & Co. The Company indemnifies Sema and Acquisition against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company in connection with the transactions which are the subject of this Agreement. Sema indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or any similar capacity by reason of services allegedly rendered to Sema or Acquisition in connection with the transactions which are the subject of this Agreement.

                                  ARTICLE VIII

                                OTHER AGREEMENTS

         8.1 Payments to Sema or the Company. (a) If (i) at any time prior to or at the Company's Merger Shareholders Meeting, (x) the Company's Board of Directors withdraws its recommendation that the Company's stockholders vote in favor of adopting this Agreement and approving the Merger, and (y) the Company informs its stockholders that it or its Board of Directors has received an Acquisition Proposal which its Board of Directors has determined is more beneficial to the Company's stockholders than the Merger, and (ii) at the Company's Merger Shareholders Meeting, the Merger is not approved by holders of a majority of the outstanding shares of Company Common Stock, promptly after the Company's Merger Shareholders Meeting, the Company will pay Sema $105,000,000.

                  (b) If (i) this Agreement is terminated by Sema because the Company breaches its obligations under this Agreement, (ii) within 6 months after that termination, the Company enters into an agreement to carry out a transaction which will constitute a change of control transaction and (iii) that change of control transaction is consummated within 12 months after that termination, within three business days after the change of control transaction is consummated, the Company will pay Sema $105,000,000 less any amount the Company has paid to Sema under subparagraph (c). For the purposes of this Agreement, a "change of control transaction" means a tender offer, merger or other transaction or series of related transactions which results in (i) anybody's becoming the owner of 50% or more of the equity or voting power of the Company or (ii) the common stockholders of the Company immediately prior to the transaction owning less than 50% of the equity or voting power of the surviving or successor entity resulting from the transaction. If Sema recovers damages from the Company for breach of this Agreement prior to the payment provided above, the amount recovered by Sema will be credited against the sum the Company is required to pay Sema under this subparagraph. Any amount paid by the Company under this Subparagraph will reduce any damages to which Sema may be entitled because the Company breached this Agreement.

                  (c) If at the Company's Merger Shareholders Meeting, the Merger is not approved by holders of a majority of the outstanding shares of Company Common Stock (other than under the circumstances described in Subparagraph (a) or (b) of this Paragraph 8.1), within three business days after the day on which the Company's Merger Shareholders Meeting is held, the Company will reimburse Sema for all the expenses which Sema or its subsidiaries (including Acquisition) incurred in connection with this Agreement and the transactions contemplated by it, including reasonable fees and expenses of professionals and other consultants, and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement, regarding which Sema has presented reasonable documentation to the Company and will agree in writing to reimburse Sema for all expenses of that type for which Sema subsequently presents reasonable documentation to the Company (up to a total reimbursement of expenses not exceeding $10 million).

                  (d) If at Sema's Merger Shareholders Meeting, the authorizations of the acquisition of the Company and the issuance and allocation of the Ordinary Shares which will be issued as a result of the Merger are not approved by holders of the required percentage of the Sema Ordinary Shares which are voted, within three business days after the day on which Sema's Merger Shareholders Meeting is held, Sema will reimburse the Company for all the expenses which the Company or its subsidiaries incurred in connection with this Agreement and the transactions contemplated by it, including reasonable fees and expenses of professionals and other consultants, and out of pocket costs incurred by employees in investigating the business and financial condition of Sema and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement, regarding which the Company has presented reasonable documentation to Sema and will agree in writing to reimburse the Company for all expenses of that type for which the Company subsequently presents reasonable documentation to Sema (up to a total reimbursement of expenses of that type not exceeding $10 million).

         8.2 Indemnification for Prior Acts. (a) Sema will cause the Surviving Corporation to honor, and not to amend or modify, for a period of not less than six years after the date of this Agreement, any obligations of the Company to indemnify present and former directors, officers or employees of the Company or its subsidiaries with respect to matters which occurred or occur on or prior to the Effective Time, whether arising under the Company's certificate of incorporation or by-laws, under agreements, under the DGCL or in any other manner. Notwithstanding anything to the contrary in this Paragraph, however, the Surviving Corporation will not be required to indemnify any present or former director, officer or employee to the extent that person is covered by, and receives payments under, policies of directors and officers liability insurance or other insurance policies.

                  (b) Sema will cause the Surviving Corporation to maintain in effect for at least two years after the Effective Time the directors and officers liability policy maintained by the Company at the date of this Agreement, or a substantially comparable policy, except that if the annual premium for that insurance would be more than 200% of the annual premium the Company paid for the directors and officers liability policy in effect during 2000, Sema will only be required to cause the Surviving Corporation to obtain the maximum amount of directors and officers liability insurance which the Surviving Corporation can obtain for an annual premium equal to 200% of the annual premium the Company paid for the policy which was in effect during 1999. If the Surviving Corporation terminates the directors and insurance liability insurance before the sixth anniversary of the Effective Time, Sema will cause the Surviving Corporation to purchase extended reporting coverage under the directors and officers liability insurance covering claims made within the remainder of that period, ending on the sixth anniversary of the Effective Time, with respect to acts which occurred prior to the Effective Time.

                  (c) The provisions of this Paragraph 8.2 are intended to be for the benefit of, and will be enforceable by, the persons who are entitled to indemnification or insurance coverage under it and their heirs and representatives.

                  (d) Sema guarantees that the Surviving Corporation will fulfill the obligations described in this Paragraph 8.2.

         8.3 Company Employees. (a) Sema acknowledges that individuals who are employed by the Company or any subsidiary of the Company immediately prior to the Effective Time will, by reason of the Merger, be employees of the Surviving Corporation or one of its subsidiaries following the Effective Time (each such employee, an "Affected Employee"); provided, however, that this Section 8.3 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

                  (b) Sema will, or will cause the Surviving Corporation to, give each Affected Employee full credit, for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Sema, the Surviving Corporation or any subsidiary of the Surviving Corporation, for the Affected Employee's service with the Company or any subsidiary of the Company prior to the Effective Time to the same extent it is recognized by the Company or any subsidiary of the Company immediately prior to the Effective Time.

                  (c) Sema will, or will cause the Surviving Corporation to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to Affected Employees under any welfare benefit plans in which particular Affected Employees may be eligible to participate after the Effective Time, other than limitations, waiting periods or service requirements that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under welfare plans maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (as shown on the Company's records) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                  (d) For a period of one year immediately following the Effective Time, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Sema, the Surviving Corporation, or subsidiaries of Sema will be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time.

                                   ARTICLE IX

                                     GENERAL

         9.1 Expenses. The Company and Sema will each pay its own expenses (and Sema will pay Acquisition's expenses) in connection with the transactions which are the subject of this Agreement, including legal fees.

         9.2 Access to Properties, Books and Records. (a) From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give representatives of Sema access during normal business hours to all of their respective properties, books and records and cooperate in all other respects with efforts of Sema to prepare for a smooth integration of the Company and its subsidiaries with Sema and its other subsidiaries at the Effective Time. Sema will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Sema or a subsidiary from a third party which, insofar as Sema is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Sema or a subsidiary before it was made available to Sema or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by Sema or a subsidiary, or (v) Sema reasonably believes is required to be included in the Registration Statement (including the Proxy Statement/Prospectus which is a part of it) or any other filing Sema reasonably believes it is required to make with any governmental agency, securities exchange or securities quotation system. If this Agreement is terminated prior to the Effective Time, Sema will, at the request of the Company, deliver to the Company all documents and other material obtained by Sema from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Sema, except that Sema may retain (i) one copy of all materials for the purposes of, and as long as required by, any law, court or regulatory agency or authority and (ii) any computer records created by automatic archiving and back-up procedures.

                  (b) From the date of this Agreement until the Effective Time, Sema will, and will cause each of its subsidiaries to, give representatives of the Company access during normal business hours to all of their respective properties, books and records. In any event Sema will promptly advise the Company of, and provide to the Company any and all information reasonably requested by the Company with respect to, any activities related to any transaction involving a possible change of control of Sema. The Company will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of Sema or its subsidiaries (including information related to any transaction involving a possible change of control of Sema) in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Company or a subsidiary from a third party which, insofar as the Company is aware, is not under an obligation to Sema, or to a subsidiary of Sema, to keep the information confidential, (iii) was known to the Company or a subsidiary before it was made available to the Company or its representative by Sema or a subsidiary, (iv) otherwise is independently developed by the Company or a subsidiary, or (v) the Company reasonably believes is required to be included in a filing the Company is required to make with any governmental agency, securities exchange or securities quotation system. If this Agreement is terminated prior to the Effective Time, the Company will, at the request of Sema, deliver to Sema all documents and other material obtained by the Company from Sema or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Company, except that the Company may retain (i) one copy of all materials for the purposes of, and as long as required by, any law, court or regulatory agency or authority and (ii) any computer records created by automatic archiving and back-up procedures.

         9.3 Press Releases. The Company and Sema will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate, or depositary shares representing those securities, are listed, quoted or traded.

         9.4 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Sema and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Sema or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         9.5 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including schedules to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

         9.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

         9.7 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned.

         9.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the second business day after the day on which it is sent by a major international overnight delivery service, or on the fifth business day after the day on which it is mailed by first class mail from within the United States of America or the United Kingdom, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

         If to Sema or Acquisition:

                  Sema Group plc
                  233 High Holborn
                  London WC1V 7DJ
                  England
                  Attention: Company Secretary
                  Facsimile: 44-20-7830-4206

         with copies to:
                  Daniel Bushner
                  Clifford Chance Limited
                        Liability Partnership
                  200 Aldersgate Street
                  London EC1A 4JJ
                  England
                  Facsimile:  44-171-282-7272
                                 and
                  David W. Bernstein
                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York  10166
                  Facsimile:  1-212-878-8375

         If to the Company.:

                  LHS Group Inc.
                  6 Concourse Parkway
                  Suite 2700
                  Atlanta,  GA 30328
                  Attention:  General Counsel
                  Facsimile: 1-770-280-3099

         with a copy to:

                  B. Harvey Hill, Jr.
                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Facsimile No.:  1-404-881-4777

         9.9 Governing Law. (a) This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware in the United States of America.

                  (b) Sema, Acquisition and the Company each (i) consents to the jurisdiction of any Federal or state court sitting in the State of Delaware in the United States of America in any action or proceeding relating to this Agreement or any of the transactions which are the subject of this Agreement, (ii) agrees not to seek to change the venue of any such action or proceeding, whether because of inconvenience of the forum or otherwise (but nothing will prevent a party from removing an action or proceeding from a state court to a Federal court sitting in Delaware), and (iii) agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

         9.10 Amendments. This Agreement may be amended by, but only by, a document in writing signed by both the Company and Sema.

         9.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company, Sema and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                       LHS GROUP INC.

                                       By:
                                           ------------------------------------
                                       Title:


                                       SEMA GROUP PLC


                                       By:
                                           ------------------------------------
                                       Title:


                                         SG ACQUISITION CORPORATION



                                       By:
                                           ------------------------------------
                                       Title: